Exhibit 10.8

2008 Esmark Management Incentive Plan

At a Glance

What is the Management Incentive Plan?

The Management Incentive Plan (the “MIP” or the “Plan”) provides Officers of Esmark, Incorporated (“Esmark” or the “Company”) and its operating companies with the opportunity to earn an incentive award when certain pre-established goals are met at the corporate and operating company levels.

Who is Eligible for This Plan?

Generally, Officers who have a significant impact on the company’s operations will be eligible to participate in the Plan. Individuals eligible for participation are determined annually, based on recommendations of the Company’s Senior Management and the operating company presidents, if applicable, and the Company’s Chief Executive Officer, with the approval of the Senior Vice President of Human Resources and Compensation Committee of the Company’s Board of Directors (the “Committee”).

How Does the Management Incentive Plan Work?

Under the Plan, the Officers may earn an incentive award based on a percentage of their base salary, depending on the extent to which pre-established operating company and/or corporate performance goals have been achieved.

•

For purposes of the Plan, base salary is generally the Officer’s annual base salary rate as of the end of the year, excluding any commission or other incentive pay. For some special circumstances affecting the amount of base salary used in the Plan, see page 6.

•	A target bonus percentage is used in calculating the incentive award. It is explained on the next page. Each participating Officer will have a target bonus percentage.

•

The target bonus percentage will be adjusted (upward or downward) based on the extent to which various performance goals are achieved. Under the plan for 2008, the adjustments will be based on company performance, the company’s stock performance and individual goals as outlined by the Chief Executive Officer and the Senior Vice President of Human Resources.

Incentive award payments will generally be distributed in cash after the year-end audit is complete.

Calculation of the Management Incentive Plan Award

Target Bonus Percentage

The Plan establishes an incentive opportunity for each Plan participant, calculated as a percentage of the individual’s base salary. Each participant will be provided with an initial percentage, referred to as a “target bonus percentage.”

Generally, the target bonus percentage is the percentage of base salary that can be earned as an award under the Plan if 100% of the various performance goals are achieved. For 2008, if 100% of the performance goals are achieved, 100% of the target bonus percentage can be earned.

If there is a change in the Officer’s job position during the year that changes the manager’s target bonus percentage, the target bonus percentage used in the award calculation will be determined as follows:

•	If the individual has at least six months of service in the new position, the newly adjusted target bonus percentage will be used in calculating the individual’s award for the full year.

•

If the individual has less than six months of service in the new position, the individual’s award for the year will be calculated on a pro-rate basis using the two different target bonus percentages weighed by length of service in each position during the year.

The Compensation Committee may change the goals and objectives for the Plan at any time.

Performance Goals and the Target Bonus Percentage

A MIP award is based on the extent to which specified, pre-established performance objectives are achieved. For 2008, MIP awards will be based on the extent to which the participant’s company achieves specified levels of achievement as to:

•	Company Performance

•	Stock Performance

•	Individual Performance Goals

For Subsidiary Officers, 75% of the goals’ overall weight will be based on the performance of the Officer’s Operating Company, and 25% of the goals’ overall weight will be based on Individual Performance Goals.

At the end of the year, the Company will measure actual performance against each of the pre-established objectives.

The achievements attributable to each performance objective as noted above, then will be added together, and that sum will be multiplied by: (1) the individual’s target bonus percentage, times (2) the individual’s annual base salary, to produce the amount, if any, of the incentive award for 2008.

Note that potential adjustments are described on page 6.

2008 Performance Goals

The performance goals for 2008 generally consist of:

• Company Performance	34%

• Stock Performance	33%

• Individual Performance Goals	33%

Targeted achievements as to each performance goal above have been set for each Operating Company and for the Officers. Together the above goals comprise 100% of the target bonus percentage.

No annual incentive will be paid if the achievement of the MIP Trigger which is included within the Company Performance Objective has not been met. The MIP Trigger states that the Company must have a Positive Net Income.

A prerequisite to any MIP is compliance with Esmark’s corporate guidelines for business conduct.

How the MIP Award is Calculated When All Goals are 100% Achieved.

For the year 2008, if 100% of the performance goals are achieved, then 100% of the target bonus percentage will be credited to the participant:

Goals	Goal % of Target	Goal Achieved %	Earned % of Target*
Company Performance	34%	100%	34%
Operating Cash Flow	33%	100%	33%
Mfg. Improvements	33%	100%	33%

Total	100%		100%

*	Earned % of Target = Goal % of Target X Goal Achieved %

In this example, assume that the operating company manager’s target bonus percentage is 25%

The target bonus percentage of 25% is then multiplied by 100% to produce a bonus award equal to 25% of base salary:

Earned percentage of Target	100%
X Target Bonus Percent	25%

Equals Percentage of Salary for Incentive Award	25%

The sections below discuss the impact of achieving more or less than 100% of various goals, and they also discuss the impact of other potential adjustments.

How the MIP Incentive Award is Calculated for Other Achievement Levels

The percentage of a goal achieved will determine the earned percentage of target for that particular goal. The earned percentage of target will be interpolated for achievement between the established minimum level and the established target level for a particular goal. Similarly, the earned percentage of target will be interpolated for achievement between the established target level and the established maximum level for a particular goal.

Maximums and Minimums

•

Generally, the maximum percentage calculated as an earned percentage of target for any goal is 200%, and the overall maximum incentive award that an individual can earn under the weighting formula is 200% of his or her target bonus percentage.

•	Where the established minimum of a performance goal is achieved, only 50% of that goal’s share will be allocated to his or her target bonus percentage.

•	Where less than the established minimum of a performance goal is achieved, no amount of that goal will be allocated to his or her target bonus percentage.

No annual incentive will be paid if the achievement of Company Performance Goal is less than the established applicable minimum EBITDA, notwithstanding the achievements as to the other applicable performance goals for 2008.

Additional Guidelines for the Management Incentive Plan

Discretionary Adjustments

In some cases, the Plan allows for discretionary adjustments of up to +20% or -20% of an individual’s calculated award. However, the sum of discretionary adjustments for all Officers of the affected company cannot exceed +5% of the aggregate calculated awards for that company.

Some Special Circumstances

The above formulas generally determine the amount of the incentive award for the year. Other factors that may affect the actual award follow:

•

If an Officer leaves the company due to retirement, death, or disability, an award will be calculated based on the actual base salary earned during the year in which the individual left – so long as the manager worked at least six months of that year.

•	If an Officer leaves the company before the end of the plan year for any other reason, the individual will not receive a bonus award for that year.

•

If an Officer voluntarily leaves the company after the end of the year but before the award is paid, the individual would receive any bonus due unless the employment is terminated for cause. If employment is terminated for cause, the individual would not be entitled to receive an award under the Plan.

•

Officers who are hired mid-year may earn a pro-rated award for that year, based on the salary earned during that year. However, Officers with less than two months service in a plan year (i.e. hired after October 31) would not be eligible for an award for that year.

•

If the Officer received an adjustment in base salary due to a change in job position (i.e. other than a merit increase), the Officer’s base salary for plan purposes will be the sum of (1) the product of the number of months prior to the adjustment times the rate of monthly base salary immediately prior to the adjustment, and (2) the product of the number of months after the adjustment times the rate of monthly base salary as of the end of the Plan Year.

•	A prerequisite to any MIP award is compliance with Esmark’s Corporate Guidelines for Business Conduct.

Making Payments

All incentive award payments will generally be paid in cash, less applicable withholding taxes, after the year-end audit is complete. This is expected to occur by no later than March 15.

Administration Details

This summary relates to the Management Incentive Plan of Esmark, Incorporated and its subsidiaries. The Plan is administered by the Committee, which has full authority to:

•	Interpret the Plan;

•	Designate eligible participants and categories of eligible participants;

•	Set the terms and conditions of incentive awards; and

•	Establish and modify administrative rules for the Plan.

Plan participants may obtain additional information about the Plan and the Committee from:

Senior Vice President, Human Resources and Corporate Secretary

General Counsel

Esmark, Incorporated

1134 Market Street

Wheeling, WV 26003

The Plan will remain in effect until terminated by the Committee. The Committee may also amend the Plan at its discretion.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and is not “qualified” under Section 401(a) of the Internal Revenue Code.